Exhibit 10.1
THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     THIS THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and OMNITURE, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.
          A. Bank and Borrower are parties to that certain Second Amended and Restated Loan and Security Agreement, dated as of January 10, 2006, including amendments thereto (the “Original Agreement”).
          B. Borrower and Bank desire in this Agreement to set forth their agreement with respect to a working capital line of credit and equipment lines of credit and to amend and restate in its entirety without novation the Original Agreement in accordance with the provisions herein.
          C. The Negative Pledge Agreement, Account Control Agreement, UCC financing statements and any Consent to Removal of Personal Property filed, executed or delivered at or about the time of the execution and delivery of the Original Agreement or in relation to the Original Agreement remain in full force and effect among the parties.
     The parties agree as follows:
     1 ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein, without penalty or premium. The first $3,000,000.00 of Advances (including any Credit Extensions pursuant to the provisions of Sections 2.1.2, 2.1.3 and 2.1.4) shall be non-formula Advances under the Revolving Line (the “Non-Formula Advances”), and no Borrowing Base Certificate will be required in connection with the Non-Formula Advances.
          (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
          (c) Subsidiaries. Bank, at its option, may require that one or more Domestic Subsidiaries of Omniture, Inc. become co-borrowers, and Bank will give Omniture, Inc. not less than 30 days prior written notice before it imposes such requirement.
     2.1.2 Letters of Credit Sublimit.
          (a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the Availability Amount. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
          (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
          (c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
          (d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
     2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to the Availability Amount (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve.
     2.1.4 Cash Management Services Sublimit. Borrower may use up to the Availability Amount (the “Cash Management Services Sublimit”) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.1.5 [Intentionally Omitted]
     2.1.6 Equipment Advances.
          (a) Bank has made three advances (“Equipment Advance” and, collectively, “Equipment Advances”). No further Equipment Advances shall be made to Borrower under the Equipment Line. The outstanding principal amount of each Equipment Advance as of the date of this Agreement and the fixed rate of interest thereon are as follows:

	Principal Balance	Interest Rate

Equipment Advance #2	$120,555.22	4.81%

Equipment Advance #3	$150,364.35	5.06%

          (b) Interest accrues from the date of each Equipment Advance at the rates set forth above. Each Equipment Advance shall immediately amortize and is payable in 36 equal monthly installments of principal plus interest, beginning on the first day of each month following the date of the Equipment Advance and continuing on the first day of each month thereafter (each, a “Payment Date”) through the end of the thirty-six (36) month term (each, the “Equipment Maturity Date”). Equipment Advances when repaid may not be reborrowed. The final payment is due on the Equipment Maturity Date and shall include all outstanding principal plus all accrued unpaid interest. Payments received after 12:00 noon Pacific Time are considered received at the opening of business on the next Business Day.
          (c) Equipment Advances may be prepaid in whole or in part at any time. If Borrower prepays in whole or in part any Equipment Advance, then Borrower shall also pay to Bank contemporaneously with such prepayment, the amount of the Prepayment Fee applicable thereto.
     2.1.7 Second Equipment Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement, during the Draw Period, Bank shall make advances (each, a “Second Equipment Advance” and, collectively, “Second Equipment Advances”) not exceeding the Second Equipment Line minus the original principal amount of the Outstanding Second Equipment Advances. Equipment Advances may only be used to finance Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) before the date of each Equipment Advance; provided however that if it is advanced within sixty (60) days after the Effective Date, the initial Second Equipment Advance may be used to finance Eligible Equipment purchased on or after December 31, 2006. No Equipment Advance may exceed 100% of the total invoice for Eligible Equipment, excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Eligible Equipment. Taxes, shipping, warranty charges, freight and installation expenses relating to such Eligible Equipment may constitute up to 25% of each Second Equipment Advance. Each Equipment Advance, other than the final Equipment Advance, must be in an amount equal to at least $100,000.00. After repayment, no Second Equipment Advance may be reborrowed. All Eligible Equipment financed by Bank, including the Equipment financed pursuant to the Outstanding Second Equipment Advances, shall be located at all times in the United States; provided, that notwithstanding the foregoing, Borrower may maintain not more than $2,000,000.00 of Equipment, based on the original cost of such Equipment, financed with Second Equipment Advances outside of the United States.
          (b) Outstanding Second Equipment Advances. The outstanding principal amount of each Second Equipment Advance as of the date of this Agreement (the “Outstanding Second Equipment Advances”) and the fixed rate of interest thereon are as follows:

	Principal Balance	Interest Rate

Second Equipment Advance #1	$944,444.36	7.55%

Second Equipment Advance #2	$549,999.92	7.77%

Second Equipment Advance #3	$1,055,555.49	8.03%

Second Equipment Advance #4	$1,202,777.91	8.38%

Second Equipment Advance #5	$1,431,680.56	8.79%
          (c) Repayment. Each Second Equipment Advance shall immediately amortize and be payable in 48 equal payments of principal and interest beginning 30 days following such Second Equipment Advance and continuing on the same day of each month thereafter. The final payment due on the applicable Second Equipment Maturity Date shall include all outstanding principal and all accrued unpaid interest.
          (d) Prepayment. Second Equipment Advances may be prepaid in whole or in part at any time, subject to the terms and conditions herein. Except as otherwise set forth in Sections 3.7 and 3.8, there shall be no prepayment fee or charge to prepay any Second Equipment Advance on which interest accrues at the floating Prime Rate or the LIBOR Rate plus the LIBOR Rate Margin. At Borrower’s option, so long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to prepay all, but not less than all, of a Second Equipment Advance on which interest accrues at the Second Equipment Advance Fixed Rate Option, provided Borrower (a) provides written notice to Bank of its election to exercise to prepay the Second Equipment Advance at least five (5) Business Days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all accrued and unpaid interest with respect to the Second Equipment Advance through the date the prepayment is made; (ii) all unpaid principal with respect to the Second Equipment Advance; (iii) a premium equal to the Prepayment Fee; and (iv) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.
     2.1.8 Maximum Amount of Obligations. Notwithstanding anything to the contrary in this Agreement, the maximum outstanding principal amount of the Equipment Advances, Second Equipment Advances and Advances under the Committed Revolving Line plus the original principal amount of the Outstanding Second Equipment Advances shall not exceed the sum of Thirty Million Dollars ($30,000,000.00). If the outstanding principal amount of Borrower’s Obligations (the original principal amount of the Outstanding Second Equipment Advances shall be included in lieu of the outstanding principal balance due thereunder) exceeds the maximum limitation set forth herein, Borrower shall immediately pay Bank the excess.
     2.2 Overadvances. If, at any time, the Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (a) the Revolving Line or (b) the Borrowing Base plus $3,000,000.00, Borrower shall pay to Bank in cash such excess within one (1) Business Day after Borrower has reported its Borrowing Base as calculated by Borrower and confirmed by Bank.
     2.3 General Provisions Relating to the Advances. Each Advance shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance; provided that in no event shall Borrower maintain at any time LIBOR Advances having more than two (2) different Interest Periods. Borrower shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.4(a)(i).
      2.4 Payment of Interest on the Credit Extensions.
          (a) Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
                    (i) Advances. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Prime Rate or the LIBOR Rate plus the LIBOR Rate Margin, as the case may be. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus three percent (3.00%). Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.
                    (ii) Second Equipment Advances. The principal amount outstanding for Second Equipment Advances made after the Effective Date hereof shall accrue interest from the date when made, continued or converted until paid in full at a rate per annum equal to a floating per annum rate equal to the Prime Rate or the LIBOR Rate plus the LIBOR Rate Margin or a fixed per annum rate (the “Second Equipment Advance Fixed Rate Option”) equal to the Prime Rate on the date of the Second Equipment Advance, which interest shall be payable monthly. Borrower shall elect the floating or fixed rate options on or before the date of each Second Equipment Advance, and if Borrower fails to make an election with respect to any Second Equipment Advance, including without limitation, any election after termination of any Interest Period, then the interest rate for the outstanding principal of such Second Equipment Advance shall be the floating Prime Rate. On and after the expiration of any Interest Period applicable to any LIBOR Second Equipment Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Second Equipment Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus three percent (3.00%). If Borrower elects the floating Prime Rate option or the

Second Equipment Advance Fixed Rate Option as of the date of the Second Equipment Advance, then such election is irrevocable with respect to such Second Equipment Advance. If Borrower elects the LIBOR Rate plus the LIBOR Rate Margin as of the date of the Second Equipment Advance, then Borrower may convert the interest rate on such Second Equipment Advance to the floating Prime Rate and/or back to the LIBOR Rate plus the LIBOR Rate Margin in accordance with the terms set forth in Section 3.6.
          (b) Default Rate. Except as otherwise provided in Section 2.4(a)(i) and (ii), after an Event of Default, Obligations shall bear interest three percent (3.00%) above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          (c) Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Bank shall use its best efforts to give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrower with notice hereunder shall not affect Bank’s right to make changes in the interest rate of the Prime Rate Advances based on changes in the Prime Rate. Changes to the interest rate of any other Credit Extension based on changes to the Prime Rate shall also be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
          (d) LIBOR Advances. The interest rate applicable to each LIBOR Advance and LIBOR Second Equipment Advance shall be determined in accordance with Section 3.4(a) and 3.5(a) hereunder, respectively. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance and LIBOR Second Equipment Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance, but in no event more than ninety (90) days after the commencement of the Interest Period, or shall be payable monthly with respect to the interest on any LIBOR Second Equipment Advance.
          (e) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
          (f) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments when due, or any other amounts Borrower owes Bank, when due. Bank shall promptly notify Borrower after it debits Borrower’s accounts. These debits shall not constitute a set-off.
          (g) Payments. Unless otherwise provided, interest is payable monthly on the 14th calendar day of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.
     2.5 Fees. Borrower shall pay to Bank:
          (a) Commitment Fee — Revolving Line. A fully earned, non-refundable commitment fee of $12,500.00 for the increase in the Revolving Line, on the Effective Date;
          (b) Commitment Fee — Second Equipment Line. A fully-earned, non-refundable commitment fee of $30,000.00 for the increase in the Second Equipment Line, on the Effective Date; and
          (c) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, which attorney’s fees for the documentation and negotiation of this Agreement will not exceed $30,000.00 as of the Effective Date) incurred through and after the Effective Date, when due. Bank shall provide in reasonable detail an itemization of such Bank Expenses prior to the due date for payment of such Bank Expenses.
     3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to

Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          (a) Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party;
          (b) Bank shall have received good standing certificates of Borrower certified by the Secretary of State of the States of Delaware and Utah as of a date no earlier than thirty (30) days prior to the Effective Date;
          (c) Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          (d) Borrower shall have delivered the Perfection Certificate(s) executed by Borrower;
          (e) Borrower shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.4 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and
          (f) Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.5 hereof.
     3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
          (a) subject to the terms set forth in Section 3.5, timely receipt of a Notice of Borrowing;
          (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Notice of Borrowing, and on the effective date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) in Bank’s sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.
     3.3 Covenant to Deliver.
     Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.
     3.4 Procedures for Borrowing of Advances.
          (a) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 11:00 a.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (ii) at least one (1) Business Day prior to the requested Funding Date, in the case of Prime Rate Advances, specifying:
                    (1) the amount of the Advance, which, if a LIBOR Advance is requested, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $1,000,000 in excess thereof;
                    (2) the requested Funding Date;
                    (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and
                    (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.
          (b) The proceeds of all such Advances will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the Designated Deposit Account.
     3.5 Procedures for Borrowing of Second Equipment Advances.
          (a) Subject to the prior satisfaction of all other applicable conditions to the making of a Second Equipment Advance set forth in this Agreement, to obtain a Second Equipment Advance, Borrower must notify Bank (which notice shall be irrevocable) by electronic mail or facsimile, which notice shall be in the form of a Notice of Borrowing, must be signed by a Responsible Officer or designee, and shall include a copy of the invoice for the Equipment being financed and whether any of the Equipment will be located outside the United States. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 11:00 a.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Second Equipment Advances, and (ii) at least one (1) Business Day prior to the requested Funding Date, in the case of Prime Rate Second Equipment Advances or Fixed Rate Second Equipment Advances, specifying:
                    (1) the amount of the Second Equipment Advance, which, if a LIBOR Second Equipment Advance is requested, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $1,000,000 in excess thereof;
                    (2) the requested Funding Date;
                    (3) whether the Second Equipment Advance is to be comprised of LIBOR Second Equipment Advances, Fixed Rate Second Equipment Advances or Prime Rate Second Equipment Advances; and
                    (4) the duration of the Interest Period applicable to any such LIBOR Second Equipment Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Second Equipment Advance comprised of LIBOR Second Equipment Advances, such Interest Period shall be three (3) months.
          (b) The proceeds of all such Second Equipment Advances will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Second Equipment Advances shall be deemed made to Borrower, and no interest shall accrue on any such Second Equipment Advance, until the related funds have been deposited in the Designated Deposit Account.

     3.6 Conversion and Continuation Elections.
          (a) So long as (i) no Event of Default or Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances and LIBOR Second Equipment Advances, Borrower may, upon irrevocable written notice to Bank:
                    (1) elect to convert on any Business Day, Prime Rate Advances or LIBOR Second Equipment Advances in an amount equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof into LIBOR Advances;
                    (2) elect to continue on any Interest Payment Date any LIBOR Advances or LIBOR Second Equipment Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof); provided, that if the aggregate amount of LIBOR Advances maturing on such Interest Payment Date or the aggregate amount of LIBOR Second Equipment Advances maturing on such Interest Payment Date shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $1,000,000, such LIBOR Advances or LIBOR Second Equipment Advances shall automatically convert into Prime Rate Advances or Prime Rate Second Equipment Advances, respectively, and on and after such date the right of Borrower to continue such Advances or Second Equipment Advances as, and convert such Advances or Second Equipment Advances into, LIBOR Advances or LIBOR Second Equipment Advances shall terminate; or
                    (3) elect to convert on any Interest Payment Date any LIBOR Advances or LIBOR Second Equipment Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof) into Prime Rate Advances or Prime Rate Second Equipment Advances, respectively.
          (b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 11:00 a.m. Pacific time at least (i) three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances or Second Equipment Advances are to be converted into or continued as LIBOR Advances or LIBOR Second Equipment Advances, respectively; and (ii) one (1) Business Day in advance of the Conversion Date, if any Advances or Second Equipment Advances are to be converted into Prime Rate Advances or Prime Rate Second Equipment Advances, respectively, in each case specifying the:
                    (1) proposed Conversion Date or Continuation Date;
                    (2) aggregate amount of the Advances or Second Equipment Advances to be converted or continued which, if any Advances or Second Equipment Advances are to be converted into or continued as LIBOR Advances or LIBOR Second Equipment Advances, respectively, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $1,000,000 in excess thereof;
                    (3) nature of the proposed conversion or continuation; and
                    (4) duration of the requested Interest Period.
          (c) If upon the expiration of any Interest Period applicable to any LIBOR Advances or LIBOR Second Equipment Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances or LIBOR Second Equipment Advances, Borrower shall be deemed to have elected to convert such LIBOR Advances or LIBOR Second Equipment Advances into Prime Rate Advances or Prime Rate Second Equipment Advances, respectively.
          (d) Any LIBOR Advances or LIBOR Second Equipment Advances shall, at Bank’s option, convert into Prime Rate Advances or Prime Rate Second Equipment Advances, respectively, in the event that (i) an Event of Default or Default shall exist, or (ii) with respect to LIBOR Advances and Prime Rate Advances only, the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances or LIBOR Second Equipment Advances to Prime Rate Advances or Prime Rate Second Equipment Advances, respectively, pursuant to any of the foregoing.
          (e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances or LIBOR Second Equipment Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances or LIBOR Second Equipment Advances.
     3.7 Special Provisions Governing LIBOR Advances and LIBOR Second Equipment Advances.
     Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances and LIBOR Second Equipment Advances as to the matters covered:
          (a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances and LIBOR Second Equipment Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.
          (b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance or LIBOR Second Equipment Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance or Second Equipment Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances or Second Equipment Advances may be made as, or converted to, LIBOR Advances or LIBOR Second Equipment Advances, respectively, until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Advances or Second Equipment Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances and LIBOR Second Equipment Advances and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Advances or LIBOR Second Equipment Advances due to impracticability or illegality under Sections 3.8(d) and 3.8(e)) a borrowing or a conversion to or continuation of any LIBOR Advance or LIBOR Second Equipment Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Advances or LIBOR Second Equipment Advances occurs on a date prior to the last day of an Interest Period applicable to that Advance or Second Equipment Advance, respectively.
          (d) Assumptions Concerning Funding of LIBOR Advances and LIBOR Second Equipment Advances. Calculation of all amounts payable to Bank under this Section 3.7 and under Section 3.4 shall be made as though Bank had actually funded each of its relevant LIBOR Advances and LIBOR Second Equipment Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance or LIBOR Second Equipment Advance, as the case may be, and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances and LIBOR Second Equipment Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.7 and under Section 3.4.
          (e) LIBOR Advances and LIBOR Second Equipment Advances After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance or Second Equipment Advance be made or continued as, or converted to, a LIBOR Advance or LIBOR Second Equipment Advance, respectively, after the expiration of any Interest Period then in effect for such Advance or

Second Equipment Advance and (ii) subject to the provisions of Section 3.7(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances or Second Equipment Advances referred to therein as Prime Rate Advances or Prime Rate Second Equipment Advances, respectively.
     3.8 Additional Requirements/Provisions Regarding LIBOR Advances and LIBOR Second Equipment Advances.
          (a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Advance or LIBOR Second Equipment Advance prior to the last day of the Interest Period for such Advance or Second Equipment Advance, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.
          (b) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances or Second Equipment Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
                    (i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Advances or Second Equipment Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);
                    (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Advances, Second Equipment Advances or any deposits referred to in the definition of LIBOR); or
                    (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).
     Bank will notify Borrower of any event occurring after the Closing Date which will entitle Bank to compensation pursuant to this Section 3.8 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.8. Determinations and allocations by Bank for purposes of this Section 3.8 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances or Second Equipment Advances, of making or maintaining Advances or Second Equipment Advances, or on amounts receivable by it in respect of Advances or Second Equipment Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.
          (c) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.8(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.
          (d) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances and LIBOR Second Equipment Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances and LIBOR Second Equipment Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances and LIBOR Second Equipment Advances shall terminate; provided, however, Advances and Second Equipment Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances and LIBOR Second Equipment Advances.
          (e) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances or LIBOR Second Equipment Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Advances and Second Equipment Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.8(a)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance or LIBOR Second Equipment Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.7(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or Prime Rate Second Equipment Advance or to have outstanding Advances or Second Equipment Advances converted into or continued as Prime Rate Advances or Prime Rate Second Equipment Advances, respectively, by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.
     4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
     If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
     4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.
     5 REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants as follows:
     5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries are duly existing and in good standing in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate substantially in the form attached hereto as Exhibit F signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (such representations and warranties to be subject to updated disclosure pursuant to Section 7.2 hereof) (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its state of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) as of the Effective Date, all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s business.
     5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
     The Collateral is not in the possession of any third party bailee (such as a warehouse) except for co-location facilities in the ordinary course of business, all of which have been disclosed in writing to Bank except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate, unless Borrower has given Bank written notice of such other locations. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.
     Borrower is the sole owner, or has the right to the use, of its intellectual property, except for licenses granted to its customers in the ordinary course of business that are otherwise permitted pursuant to Section 7.1. Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business. Certain of Borrower’s source code is on deposit with a source code escrow company pursuant to agreements now in effect or to be entered into with Borrower’s customers; however if the source code is released to such customers, the customers shall have the right to use the source code only for the purpose of maintaining and supporting such customer’s software and shall not have the right to otherwise license, sell or distribute such source code or software. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license of Intellectual Property or other material agreement with respect to Intellectual Property with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such material license or agreement or any other property. Borrower shall provide written notice to Bank within thirty (30) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Bank if Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future.

     5.3 Accounts Receivable. For any Eligible Account and Eligible Foreign Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts and Eligible Foreign Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account and Eligible Foreign Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account or Eligible Foreign Account in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts and Eligible Foreign Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency or similar laws relating to or limiting creditors’ rights generally.
     5.4 Litigation. Except as otherwise disclosed to Bank pursuant to Section 6.2, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than $500,000.00.
     5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
     5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
     5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.
     5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except for amounts that do not exceed $1,000,000.00 in the aggregate that Borrower has failed to pay due to its error or oversight. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

     5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, to purchase Eligible Equipment, and to fund its general business requirements and not for personal, family, household or agricultural purposes.
     5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     6 AFFIRMATIVE COVENANTS
     Borrower shall do all of the following:
     6.1 Government Compliance. Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence and good standing in its jurisdiction of formation and each jurisdiction in which the nature of its business requires them to be so qualified, except where the failure to take such action would not reasonably be expected to have a material adverse effect on Borrower’s and its Subsidiaries’ business or operations, taken as a whole; provided, that (a) the legal existence of any Subsidiary that is not a Guarantor may be terminated or permitted to lapse, and any qualification of such Subsidiary to do business may be terminated or permitted to lapse, if, in the good faith judgment of Borrower, such termination or lapse is in the best interests of Borrower and its Subsidiaries, taken as a whole, and (b) Borrower may not permit its qualification to do business in the jurisdiction of its chief executive office to terminate or lapse; and provided, further, that this Section 6.2 shall not be construed to prohibit any other transaction that is otherwise permitted in Section 7 of this Agreement.
     Borrower shall comply, and shall have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.
     6.2 Financial Statements, Reports, Certificates.
          (a) Deliver to Bank: (i) as soon as available, but no later than five (5) days after filing with the Securities Exchange Commission, the Borrower’s 10K, 10Q, and 8K reports; (ii) a Compliance Certificate together with delivery of the 10K and 10Q reports; (iii) as soon as available, but no later than forty (40) days after the last day of each quarter (except that with respect to the quarter ending December 31 each year, within seventy-five (75) days), a company prepared consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (iv) a prompt report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $500,000.00 or more; and (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests.
     Borrower’s 10K, 10Q, and 8K reports required to be delivered pursuant to Section 6.2(a)(i) shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s or another website on the Internet; provided, that Borrower shall provide paper copies to Bank of the Compliance Certificates required by Section 6.2(a)(ii).
          (b) If Advances under the Revolving Line (including any Credit Extensions pursuant to the provisions of Sections 2.1.2, 2.1.3 and 2.1.4) exceed $3,000,000.00 or an Event of Default has occurred and is continuing, then within thirty (30) days after the last day of each month, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with (i) aged listings of accounts receivable and accounts payable (by invoice date) and (ii) a list of all Deferred Revenue by client. The requirement to provide monthly a Borrowing Base Certificate, aged listings of accounts receivable and accounts payable and a list of all Deferred Revenue will cease (x) if the monthly reporting requirement was triggered by an Event of Default and the Event of Default is cured or waived in writing, or (y) if the monthly reporting requirement was triggered by Advances under the Revolving Line that exceeded $3,000,000.00 and the outstanding Advances are later reduced to be equal to or less than $3,000,000.00.

          (c) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.
          (d) The Compliance Certificate attached as Exhibit C-1 shall be used until the quarterly period ending as of September 30, 2007, after which time the Compliance Certificate attached as Exhibit C-2 shall be used in lieu of the Compliance Certificate attached as Exhibit C-1.
     6.3 Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.9 hereof) and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.4 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing and so long as all of the insurance proceeds related to a loss or claim are less than $1,000,000.00, Borrower shall have the option of applying the proceeds of any casualty policy up to $999,999.99, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations, and (c) if the insurance proceeds related to a loss or claim are equal to or greater than $1,000,000.00, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Bank deems prudent.
     6.5 Operating Accounts.
     (a) Maintain its primary depository and operating accounts with Bank.
     (b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.
     6.6 Financial Covenants.
          Borrower shall maintain as of the last day of each quarter through September 30, 2007, unless otherwise noted:
          (a) Tangible Net Worth. A Tangible Net Worth of at least $30,000,000.00, plus 50% of all equity or capital contributed to Borrower after April 1, 2007, and 50% of all positive quarterly Net Income from and after April 1, 2007; provided however, that all equity or capital contributed to Borrower in order to fund the deferred consideration due for the Touch Clarity Ltd. acquisition shall be excluded.

          (b) Adjusted Quick Ratio. A ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.5 to 1.0.
          Borrower shall maintain as of the last day of each quarter beginning with the quarter ending December 31, 2007, unless otherwise noted:
          (c) Fixed Charge Coverage. A ratio of consolidated EBITDA for the quarter less unfunded capital expenditures for the quarter and plus capitalized software development costs for the quarter, the total of which shall be multiplied by 4, to the sum of interest, taxes, current principal maturities of long term debt, dividends and stock redemption payments paid within the last twelve months of at least 1.50 to 1.00. For purposes hereof, unfunded capital expenditures shall not include capital expenditures that are (i) permitted acquisitions under the terms of this Agreement, (ii) funded by capital leases or (iii) expenditures made as a tenant for leasehold improvements to the extent reimbursable by the landlord.
          (d) Adjusted Quick Ratio. A ratio of Quick Assets to Current Liabilities minus Deferred Revenue plus all term loans due to Bank of at least 1.0 to 1.0.
     6.7 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its material intellectual property; (b) promptly advise Bank in writing of material third party infringements of its intellectual property known to Borrower or of which Borrower becomes aware; and (c) not allow any material intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
     6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
     6.9 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.
     7 NEGATIVE COVENANTS
     Borrower shall not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:
     7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:
          (a) Transfers in the ordinary course of business for reasonably equivalent consideration;
          (b) Transfers to Borrower or any of its Subsidiaries from Borrower or any of its Subsidiaries;
          (c) Transfers of property for fair market value;
          (d) Transfers of property in connection with sale-leaseback transactions;
          (e) Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;
          (f) Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of Borrower’s title in the licensed property;

          (g) Transfers otherwise permitted by the Loan Documents;
          (h) sales or discounting of delinquent accounts in the ordinary course of business;
          (i) Transfers associated with the making or disposition of a Permitted Investment;
          (j) Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired; and
          (k) Transfers not otherwise permitted in this Section 7.1, provided, that the aggregate book value of all such Transfers by Borrower and its Subsidiaries, together, shall not exceed the Threshold Amount.
     7.2 Changes in Business; Jurisdiction of Formation.
     Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof. Borrower will not, without prior written notice, change its jurisdiction of formation.
     7.3 Mergers or Acquisitions.
     Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except if (i) no Default or Event of Default exists or would result as a result of such transaction and (ii) Borrower on a consolidated basis is in compliance on a Pro-Forma Basis, with the applicable financial covenants in Section 6.6, recomputed as of the last day of the most recently ended fiscal quarter. For purposes of this Agreement, the term “Pro Forma Basis” means, for any acquisition that occurs subsequent to the commencement of a period for which the financial effect of such transaction is being calculated, and giving effect to the transaction for which such calculation is being made, such calculation as shall give pro forma effect to such acquisition (and any related incurrence or repayment of Indebtedness) as if it occurred on the first day of the fiscal quarter period for which such calculation is being made (including cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S X under the Securities and Exchange Act of 1934, as amended). A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.5(b) hereof.
     7.7 Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any of Borrower’s capital stock other than Permitted Distributions.
     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) transactions that are approved by a majority of the disinterested members of the Borrower’s Board of Directors; or (c) transactions with Subsidiaries that (i) are not otherwise prohibited under any other provision of this Agreement, (ii) would not be an Event of Default under any other provision of this Agreement and (iii) would not, with the passage of time or otherwise, constitute an Event of Default under any other provision of this Agreement.

     7.9 Subordinated Debt. Make or permit any payment on or amendments of any Subordinated Debt, except (a) payments pursuant to the terms of the Subordinated Debt; (b) payments made with Borrower’s capital stock or other Subordinated Debt; (c) amendments to Subordinated Debt so long as such Subordinated Debt remains subordinated in right of payment to this Agreement and any Liens securing such Subordinated Debt remain subordinate in priority to Bank’s Lien hereunder.
     7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     8 EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (other than Bank Expenses, which must be paid within 15 days after invoicing). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
          (a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.6 or violates any covenant in Section 7; or
          (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) Business Days after the earlier of (i) a Responsible Officer of Borrower becoming aware of such default or (ii) receipt by Borrower of notice from Bank of such default; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     8.3 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) Business Days; (b) the service of process upon Bank seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of $500,000.00 becomes a Lien on any of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) Business Days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);
     8.4 Insolvency. Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is

begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.5 Other Agreements. If Borrower fails to (a) make any payment that is due and payable with respect to any Indebtedness in excess of the Threshold Amount and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (b) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Indebtedness in excess of the Threshold Amount, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the holder or holders of such Indebtedness in excess of the Threshold Amount to accelerate the maturity of such Indebtedness in excess of the Threshold Amount or cause the mandatory repurchase of any Indebtedness in excess of the Threshold Amount;
     8.6 Judgments. If a money judgment(s) (not covered by insurance, provided that if the judgment is covered by insurance, Borrower must provide proof of such insurance coverage satisfactory to Bank without any qualifications or reservation of rights by the insurer) in the aggregate of at least the Threshold Amount is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);
     8.7 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or
     8.8 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement.
     9 BANK’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 occurs all Obligations are immediately due and payable without any action by Bank);
          (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
          (c) demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
          (d) terminate any FX Contracts;
          (e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;
          (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
          (g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

          (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
          (i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (j) demand and receive possession of Borrower’s Books; and
          (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     9.3 Accounts Verification; Collection. If an Event of Default has occurred and is continuing, Bank may notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the Account Debtor, with proper endorsements for deposit.
     9.4 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     9.5 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
     9.6 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
     9.7 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.8 Demand Waiver. Except as expressly set forth in this Agreement, Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
     10 NOTICES
     All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Omniture, Inc.
550 E. Timpanogos Circle,
Orem, UT 84097
Attn: Chief Financial Officer
Fax: 801.722.7005
Email: mherring@omniture.com

With a copy to:	Omniture, Inc.
550 E. Timpanogos Circle,
Orem, UT 84097
Attn: Chief Legal Officer
Fax: 801.722.7005
Email: slindquist@omniture.com

If to Bank:	Silicon Valley Bank
8705 SW Nimbus, Suite 240
Beaverton, OR 97008
Attn: Ron Sherman
Fax: 503.526.0818
Email: rsherman@svbank.com
     11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
     California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara

County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
     12 GENERAL PROVISIONS
     12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except, in the case of clause (a) and (b), for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct. Bank will promptly notify Borrower of any claim giving rise to liability under this Section 12.2; provided however that no failure by Bank to provide the notice specified in this Section 12.2 shall relieve Borrower of any liability hereunder, except to the extent the Borrower has suffered actual prejudice due to such failure. Upon providing notice of such claim to Borrower, Borrower shall defend such claim with counsel reasonably satisfactory to Bank and Borrower shall have sole control of the defense and settlement of such claim; provided that Borrower will not settle any claim without Bank’s prior written consent, which shall not be unreasonably withheld or delayed, and provided further that Bank shall have sole control of settlement in the event Borrower has not acknowledged its indemnification liability for the claim. Bank shall provide such assistance as Borrower may reasonably request in connection with defending such claim.
     12.3 Limitation of Actions. Any claim or cause of action by Borrower against Bank, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Bank based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year from the earlier of (i) the date any of Borrower’s officers or directors had knowledge of the first act, the occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
     12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

     12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
     12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
     13 DEFINITIONS
     13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
     “Advance” or “Advances” means an advance (or advances) under the Revolving Line, including without limitation the Non-Formula Advances.
     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.
     “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base plus $3,000,000.00 minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).
     “Bank” is defined in the preamble hereof.
     “Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
     “Bankruptcy-Related Defaults” is defined in Section 9.1.

     “Borrower” is defined in the preamble hereof.
     “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Base” is (a) 80% of Eligible Accounts plus (b) 100% of unrestricted cash (and cash equivalents) deposited with Bank, invested through Bank’s Affiliate or deposited or invested with a third party so long as a Control Agreement satisfactory to Bank has been executed and delivered with respect to such deposits or investments; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.
     “Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit B.
     “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
     “Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Forward Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the foreign (i.e., non-Dollar) currency.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
     “Cash Management Services” is defined in Section 2.1.4.
     “Cash Management Services Sublimit” is defined in Section 2.1.4.
     “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty percent (40%) or more of the combined voting power of Borrower’s then outstanding securities.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
     “Communication” is defined in Section 10.
     “Compliance Certificate” is the certificates in the forms attached hereto as Exhibit C-1 and Exhibit C-2.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Continuation Date” means any date on which Borrower elects to continue a LIBOR Advance or LIBOR Second Equipment Advance into another Interest Period.
     “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
     “Conversion Date” means any date on which Borrower elects to convert a Prime Rate Advance to a LIBOR Advance, a LIBOR Advance to a Prime Rate Advance, a LIBOR Second Equipment Advance into a Prime Rate Second Equipment Advance or a Prime Rate Second Equipment Advance (that was previously converted from a LIBOR Second Equipment Advance) into a LIBOR Second Equipment Advance.
     “Credit Extension” is any Advance, Equipment Advance, Second Equipment Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.
     “Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.
     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” is defined in Section 2.4(b).
     “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

     “Designated Deposit Account” is Borrower’s deposit account, account number 3300210760, maintained with Bank.
     “Dollars,” “dollars” and “$” each mean lawful money of the United States.
     “Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.
     “Draw Period” is the period of time from the Effective Date through twelve (12) months from the Effective Date.
     “EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) non-cash stock based compensation in accordance with GAAP.
     “Effective Amount” means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.
     “Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.
     “Eligible Accounts” are Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:
     (a) Accounts for which the Account Debtor has not been invoiced;
     (b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;
     (c) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
     (d) Credit balances over ninety (90) days from invoice date;
     (e) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;
     (f) Accounts owing from an Account Debtor which does not have its principal place of business in the United States except for Eligible Foreign Accounts or other foreign accounts that do not exceed the Foreign/Government Account Basket;
     (g) Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended or other government accounts that do not exceed the Foreign/Government Account Basket;
     (h) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business; provided however that Deferred Revenue shall not be considered amounts owed by Borrower to the Account Debtor;
     (i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;

     (j) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
     (k) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
     (l) Accounts owing from an Account Debtor with respect to which Borrower has received deferred revenue (but only to the extent of such deferred revenue);
     (m) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and
     (n) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.
     “Eligible Equipment” is (a) general purpose computer equipment, office equipment, test and laboratory equipment, furnishings, subject to the limitations set forth herein, and (b) Other Equipment that complies with all of Borrower’s representations and warranties to Bank and which is acceptable to Bank in all respects and in which Bank has a first priority Lien.
     “Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States but are otherwise Eligible Accounts that are (a) covered by credit insurance satisfactory to Bank, less any deductible; (b) supported by letter(s) of credit acceptable to Bank; or (c) that Bank approves in writing.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “Equipment Advance” is defined in Section 2.1.6.
     “Equipment Maturity Date” is, for each Equipment Advance, a date 36 months after such Equipment Advance.
     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.
     “Fixed Rate Second Equipment Advance” means a Second Equipment Advance that bears interest based at the Fixed Rate Second Equipment Advance Option.
     “Foreign/Government Account Basket” means the unpaid total face amount of foreign and government Accounts in the sum of not more than $1,000,000, which are (a) Accounts for which the account debtor does not have its principal place of business in the United States and which are not Eligible Foreign Accounts; and/or (b) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality and which are not Accounts of the United States under which the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940.
     “Foreign Currency” means lawful money of a country other than the United States.
     “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
     “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
     “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

     “FX Forward Contract” is defined in Section 2.1.3.
     “FX Reserve” is defined in Section 2.1.3.
     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Guarantor” is any present or future guarantor of the Obligations.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred purchase price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
     “Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the fourteenth (14th) day of each month (or, if the fourteenth day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.
     “Interest Period” means, (a) as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), three (3), or six (6) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (i) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Maturity Date, (ii) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (iii) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (iv) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (v) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such

Interest Period; and (b) as to any LIBOR Second Equipment Advance, the period commencing on the date of such LIBOR Second Equipment Advance, or on the conversion/continuation date on which the LIBOR Second Equipment Advance is converted into or continued as a LIBOR Second Equipment Advance, and ending on the date that is three (3) or six (6) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (i) no Interest Period with respect to any LIBOR Second Equipment Advance shall end later than the applicable Second Equipment Maturity Date, (ii) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (iii) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Second Equipment Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (iv) any Interest Period pertaining to a LIBOR Second Equipment Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (v) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.
     “Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for the applicable LIBOR Advance or LIBOR Second Equipment Advance.
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
     “Letter of Credit Application” is defined in Section 2.1.2(a).
     “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).
     “LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances or in respect of LIBOR Second Equipment Advances comprising part of the same Second Equipment Advances, an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.
     “LIBOR Rate Margin” is two and three-quarter percent (2.75%).
     “LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance or Second Equipment Advance to be made, continued as or converted into a LIBOR Advance or LIBOR Second Equipment Advance, respectively, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance or Second Equipment Advance.
     “LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.
     “LIBOR Second Equipment Advance” means a Second Equipment Advance that bears interest based at the LIBOR Rate.
     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

     “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
     “Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.
     “Non-Formula Advances” are defined in Section 2.1.1(a).
     “Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.2(a), substantially in the form of Exhibit D, with appropriate insertions.
     “Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit E, with appropriate insertions.
     “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.
     “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
     “Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.
     “Outstanding Second Equipment Advances” are defined in Section 2.1.7(b).
     “Payment Date” is defined in Section 2.1.6(b).
     “Perfection Certificate” is defined in Section 5.1.
     “Permitted Distributions” means:
     (a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed $250,000.00 in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;
     (b) distributions or dividends consisting solely of Borrower’s capital stock;
     (c) purchases for value of any rights distributed in connection with any stockholder rights plan;
     (d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;
     (e) purchases of capital stock pledged as collateral for loans to employees;
     (f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

     (g) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations;
     (h) dividends or distributions from a Subsidiary to Borrower or another Subsidiary; and
     (i) the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.
     “Permitted Indebtedness” is:
     (a) Borrower’s Indebtedness to Bank under this Agreement or any other Loan Document;
     (b) any Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
     (c) Subordinated Debt;
     (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
     (e) guaranties of Permitted Indebtedness;
     (f) (1) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), (2) Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to the obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby), and (3) Indebtedness of any Subsidiary to Borrower and Contingent Obligations of Borrower with respect to the obligations of another Subsidiary (provided that the primary obligations are not prohibited hereby) that are permitted under clause (d) of the definition of Permitted Investments;
     (g) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
     (h) Indebtedness consisting of reimbursement obligations under letters of credit issued for the benefit of any landlord or other Person or guarantees required to secure rental payments on any real estate lease;
     (i) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;
     (j) Indebtedness between Borrower and any of its Subsidiaries or among any of Borrower’s Subsidiaries;
     (k) Indebtedness with respect to documentary letters of credit;
     (l) capitalized leases and purchase money Indebtedness secured by Permitted Liens;
     (m) Indebtedness of entities acquired in any permitted merger or acquisition transaction;
     (n) indemnity obligations, earn-out obligations or deferred payments of consideration in connection with mergers, consolidations and acquisitions that are permitted by Section 7.3;
     (o) Other Indebtedness in an amount outstanding not to exceed the Threshold Amount; and
     (p) extensions, refinancings, modifications, amendments and restatements of Permitted Indebtedness, provided that the principal amount of such Indebtedness is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
     “Permitted Investments” are:
     (a) Investments existing on the Effective Date;

     (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit maturing no more than 2 years after issue;
     (c) Investments approved by the Borrower’s Board of Directors or otherwise pursuant to a Board-approved investment policy;
     (d) Investments in, or equity contributions or asset transfers to Borrower’s Subsidiaries to finance the operating expenses of such Subsidiaries; provided however, that the amount of Investments in, or equity contributions or asset transfers to Borrower’s Subsidiaries shall not exceed the Threshold Amount unless such Subsidiary is a co-borrower or guarantor of the Borrower’s Obligations to Bank;
     (e) Investments consisting of Collateral Accounts in the name of Borrower or any Subsidiary provided that with respect to Collateral Accounts (other than deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s or any Subsidiary’s employees) in the name of Borrower or any Subsidiary, excluding Foreign Subsidiaries, Bank has a first priority, perfected security interest in such Collateral Accounts;
     (f) Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of Borrower;
     (g) Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;
     (h) Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;
     (i) Investments acquired as a result of a foreclosure with respect to any secured Investment;
     (j) Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;
     (k) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors as long as no cash proceeds are distributed in connection therewith;
     (l) Deposits, repayments and other credits to suppliers who are not Affiliates made in the ordinary course of business;
     (m) Other Investments in an amount not to exceed the Threshold Amount in any fiscal year; and
     (n) Investments received in a transaction permitted under Section 7.3.
     “Permitted Liens” are:
     (a) (i) Liens securing Permitted Indebtedness described under clause (b) of the definition of “Permitted Indebtedness” or (ii) Liens arising under this Agreement or other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s Liens;
     (c) Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by

Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);
     (d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;
     (e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
     (f) non-exclusive license of intellectual property granted to third parties in the ordinary course of business,and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;
     (g) leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;
     (h) Liens on assets acquired in mergers and acquisitions not prohibited by Section 7 of this Agreement;
     (l) Liens consisting of pledges of cash, cash equivalents or government securities to secure swap or foreign exchange contracts or letters of credit;
     (m) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.3 or 8.6;
     (n) Liens in favor of other financial institutions arising in connection with Borrower’s and its Subsidiaries’ deposit or securities accounts held at such institutions, provided that with respect to Borrower’s or any Subsidiary’s such deposit or securities accounts (other than deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s or any Subsidiary’s employees), excluding Foreign Subsidiaries, Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts in the United States;
     (o) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (p) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
     (q) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;
     (r) Easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and which do not represent or secure an obligation for borrowed money;

     (s) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
     (t) Liens on insurance proceeds in favor of insurance companies granted solely to secure financed insurance premiums.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prepayment Fee” is a fee on any portion of the Obligations with a fixed interest rate (the “Fixed Obligations”) paid before the payment due date. “Base Interest Rate” means Bank’s initial cost of funding the Fixed Obligations. The Prepayment Fee is calculated as follows: First, Bank determines a “Current Market Rate” based on what the Bank would receive if it loaned the remaining amount on the prepayment date in a wholesale funding market matching maturity, remaining principal and interest amounts and principal and interest payment dates (the aggregate payments received are the “Current Market Rate Amount”). Bank may select any wholesale funding market rate as the Current Market Rate. Second, Bank will take the prepayment amount and calculate the present value of each remaining principal and interest payment which, without prepayment, the Bank would have received during the term of the Fixed Obligations using the Base Interest Rate. The sum of the present value calculations is the “Mark to Market Amount.” Third, the Bank will subtract the Current Market Rate Amount from the Mark to Market Amount. Any amount greater than zero is the Prepayment Fee.
     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
     “Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.
     “Prime Rate Second Equipment Advance” means a Second Equipment Advance that bears interest based at the floating Prime Rate.
     “Pro-Forma Basis” is defined in Section 7.3.
     “Quick Assets” is, on any date, Borrower’s unrestricted cash or Cash Equivalents deposited with Bank or invested through Bank’s Affiliate in investments with maturities of fewer than 12 months, unrestricted cash or Cash Equivalents deposited with or invested through a third party in investments with maturities of fewer than 12 months so long as a Control Agreement satisfactory to Bank has been executed and delivered with respect to such deposits or investments, and net billed accounts receivable determined according to GAAP.
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
     “Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances and Second Equipment Advances.
     “Responsible Officer” is any of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

     “Revolving Line” is an Advance or Advances in an aggregate amount of up to $10,000,000.00 outstanding at any time.
     “Revolving Line Maturity Date” is the 364th day after the Effective Date.
     “Second Equipment Advance” is defined in Section 2.1.7(a).
     “Second Equipment Advance Fixed Rate Option” is defined in Section 2.4(a)(ii).
     “Second Equipment Line” is a Second Equipment Advance or Second Equipment Advances plus the total original principal amount of the Outstanding Second Equipment Advances in an aggregate amount of up to $20,000,000.00 outstanding at any time.
     “Second Equipment Maturity Date” is, for each Second Equipment Advance, a date 48 months after such Second Equipment Advance.
     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Settlement Date” is defined in Section 2.1.3.
     “Subordinated Debt” is Indebtedness incurred by Borrower subordinated to Borrower’s Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing, and to the extent the terms of subordination do not change adversely to Bank, refinancings, refundings, renewals, amendments or extensions of the foregoing.
     “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
     “Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities.
     “Threshold Amount” means, as determined in any month, (i) $500,000.00, if Borrower fails to have as of the last day of the prior month EBITDA that is equal to or greater than zero dollars ($0.00), and (ii) $2,000,000.00, if Borrower has as of the last day of the prior month EBITDA that is equal to or greater than zero dollars ($0.00).
     “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.
     “Transfer” is defined in Section 7.1.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER: OMNITURE, INC.

By	/s/ Michael S. Herring
Name:	Mike Herring
Title:	CFO

BANK: SILICON VALLEY BANK
By	/s/ Todd Hardy
Name:	Todd Hardy
Title:	Relationship Manager
Effective Date:	August 17, 2007

[Signature page to Loan and Security Agreement]

EXHIBIT A
     The Collateral consists of all of Borrower’s right, title and interest in and to the following whether owned now or hereafter arising and whether the Borrower has rights now or hereafter has rights therein and wherever located:
     All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;
     All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;
     All contract rights and general intangibles (as such definitions may be amended from time to time according to the Code), now owned or hereafter acquired, including, without limitation, but subject to the applicable provisions below regarding Intellectual Property, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;
     All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (as such definitions may be amended from time to time according to the Code) whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security thereof, as well as all merchandise returned to or reclaimed by Borrower;
     All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments and chattel paper and electronic chattel paper now owned or hereafter acquired and Borrower’s Books relating to the foregoing;
     All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and
     All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.
     Notwithstanding the foregoing, the Collateral shall not be deemed to include (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) any equipment (including any accessions, additions and replacements thereof), the purchase or acquisition of which was financed by a third party that has a Permitted Lien on such equipment, and was not financed by the Bank, to the extent the grant of a security interest therein is prohibited by or would constitute a default under the third party’s loan, lease or other financing documents, provided that upon the termination or lapsing of any such prohibition or payment in full of such third party, such property will at all times constitute Collateral, or (c) any copyrights, copyright applications, copyright registrations and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any proprietary

1

software, including all source code and object code, all design rights, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.
     Borrower and Bank are parties to that certain Negative Pledge Agreement, whereby Borrower, in connection with Bank’s loan or loans to Borrower, has agreed, among other things, not to sell, transfer, assign, mortgage, pledge, lease grant a security interest in, or encumber any of its Intellectual Property, without Bank’s prior written consent.

2

EXHIBIT B
BORROWING BASE CERTIFICATE
Borrower: Omniture, Inc.
Lender: Silicon Valley Bank
Commitment Amount: $10,000,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of ____________________	$
2.	Additions (please explain on reverse)	$
3.	TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Un-invoiced Accounts	$
5.	Amounts over 90 days due	$
6.	Balance of 50% over 90 day accounts	$
7.	Credit balances over 90 days	$
8.	Concentration Limits	$
9.	Foreign Accounts*	$
10.	Governmental Accounts*	$
11.	Contra Accounts	$
12.	Promotion or Demo Accounts	$
13.	Intercompany/Employee Accounts	$
14.	Disputed Accounts	$
15.	Deferred Revenue	$
16.	Other (please explain on reverse)	$
17.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
18.	Eligible Accounts (#3 minus #17)	$
19.	ELIGIBLE AMOUNT OF ACCOUNTS (80% of #18)	$

*	Except for Eligible Foreign Accounts and up to $1,000,000 of the total unpaid face amount of Foreign Accounts that do not meet the Eligible Foreign Accounts definition and/or Government Accounts that are not assigned under the Assignment of Claims Act may be included as Eligible Accounts

CASH DEPOSITS
20.	Cash deposited with Bank or invested through its Affiliate	$

BALANCES
21.	Maximum Loan Amount	$
22.	Total Funds Available [Lesser of #21 or (#19 plus #20 plus $3,000,000)]	$
23.	Present balance owing on Line of Credit	$
24.	Outstanding under Sublimits	$
25.	RESERVE POSITION (#22 minus #23 and #24)	$
The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

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BANK USE ONLY
Received by:

COMMENTS:		authorized signer
Date:

Verified:

By:		authorized signer

	Authorized Signer	Date:

Date:		Compliance Status: Yes No

2

EXHIBIT C-1
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	OMNITURE, INC.
     The undersigned authorized officer of Omniture, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                                          with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) for the absence of footnotes and subject to year-end adjustments with respect to unaudited financial statements. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Quarterly consolidating financial statements	Quarterly within 40 days	Yes No
10-Q, 10-K and 8-K + CC (with 10-Q and 10-K)	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate A/R & A/P Agings and Deferred Revenue report	Monthly within 30 days*	Yes No

*	Only if Advances (including any Credit Extensions pursuant to the provisions of Sections 2.1.2, 2.1.3 and 2.1.4) exceed $3,000,000 or an Event of Default has occurred and is continuing

Financial Covenant	Required		Actual		Complies

Maintain on a Quarterly Basis:
Minimum Tangible Net Worth	$30,000,000	**	$		Yes No
Minimum Adjusted Quick Ratio	1.5:1.0			_____:1.0	Yes No

**	plus 50% of all equity contributed to Borrower after April 1, 2007, and 50% of all positive quarterly Net Income from and after April 1, 2007; provided however, that all equity or capital contributed to Borrower in order to fund the deferred consideration due for the Touch Clarity Ltd. acquisition shall be excluded.

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     The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

Omniture, Inc.	BANK USE ONLY

Received by:

By:		authorized signer

Name:	Date:

Title:	Verified:
authorized signer
Date:
Compliance Status: Yes No

2

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
Dated:
I. Tangible Net Worth (Section 6.6(a))
Required: $30,000,000 plus 50% of issuances of equity and 50% of quarterly Net Income after April 1, 2007; provided however, that all equity or capital contributed to Borrower in order to fund the deferred consideration due for the Touch Clarity Ltd. acquisition shall be excluded.
Actual:

A.	Aggregate value of total assets of Borrower	$______
B.	Aggregate value of goodwill of Borrower	$______
C.	Aggregate value of intangible assets of Borrower	$______
D.	Aggregate value of notes, accounts receivable and other obligations owing to Borrower from officers or Affiliates	$______
E.	Aggregate value of any reserves not already deducted from assets	$______
F.	Aggregate value of Total Liabilities of Borrower (including all Indebtedness)	$______
G.	Tangible Net Worth (line A minus line B minus line C minus line D minus line E minus line F)	$______
Is line G equal to or greater than $30,000,000 plus 50% of issuances of equity and 50% of quarterly Net Income after April 1, 2007; provided however, that all equity or capital contributed to Borrower in order to fund the deferred consideration due for the Touch Clarity Ltd. acquisition shall be excluded?

No, not in compliance	Yes, in compliance
II.    Adjusted Quick Ratio (Section 6.6(b))
Required:          1.50:1.00
Actual:

A.	Aggregate value of unrestricted cash or Cash Equivalents of Borrower deposited with Bank or invested through Bank’s Affiliate	$______
B.	Aggregate value of cash or Cash Equivalents of Borrower deposited at other institutions or invested with maturities of fewer than 12 months where an Account Control Agreement is in place	$______
C.	Aggregate value of the net billed accounts receivable of Borrower	$______
D.	Quick Assets (the sum of lines A through C)	$______
E.	Aggregate value of Obligations to Bank that matures within one (1) year	$______

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F.	Aggregate value of other liabilities of Borrower (including all Indebtedness) that matures within one (1) year and current portion of Subordinated Debt permitted by Bank to be paid by Borrower	$______
G.	Current Liabilities (the sum of lines E and F)	$______
H.	Aggregate value of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue that are classified as current liabilities according to GAAP	$______
I.	Line G minus Line H	$______
J.	Adjusted Quick Ratio (line D divided by line I)	$______
Is line J equal to or greater than 1.50:1.00?

No, not in compliance	Yes, in compliance

2

EXHIBIT C-2
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	OMNITURE, INC.
     The undersigned authorized officer of Omniture, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                                          with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) for the absence of footnotes and subject to year-end adjustments with respect to unaudited financial statements. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Quarterly consolidating financial statements	Quarterly within 40 days	Yes No
10-Q, 10-K and 8-K + CC (with 10-Q and 10-K)	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate A/R & A/P Agings and Deferred Revenue report	Monthly within 30 days*	Yes No

*	Only if Advances (including any Credit Extensions pursuant to the provisions of Sections 2.1.2, 2.1.3 and 2.1.4) exceed $3,000,000 or an Event of Default has occurred and is continuing

Financial Covenant	Required	Actual	Complies

Maintain on a Quarterly Basis:
Minimum Fixed Charge Coverage	1.5:1.0	___:1.0	Yes No
Minimum Adjusted Quick Ratio	1.0:1.0	___:1.0	Yes No

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     The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

Omniture, Inc.	BANK USE ONLY

Received by:

By:		authorized signer

Name:	Date:

Title:	Verified:
authorized signer
Date:
Compliance Status: Yes No

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Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
Dated: ____________________
I. Fixed Charge Coverage (Section 6.6(c))
Required: 1.50:1.00
Actual:

A.	Consolidated Net Income of Borrower for the quarter	$______
B.	To the extent included in the determination of Net Income for such quarter
	1. The provision for income taxes	$______
	2. Depreciation expense	$______
	3. Amortization expense	$______
	4. Interest Expense	$______
	5. Non-cash stock based compensation in accordance with GAAP	$______
	6. The sum of lines 1 through 5	$______
C.	EBITDA (line A plus line B.6)	$______
D.	Capitalized software development costs	$______
E.	Unfunded capital expenditures (does not include capital expenditures that are (a) permitted acquisitions under the Agreement, (b) funded by capital leases or (c) expenditures to the extent that such expenditures are made as a tenant in leasehold improvements to the extent reimbursable by the landlord)	$______
F.	Line C minus line D minus line E, multiplied by 4	$______
G.	Aggregate value of payments of principal on Indebtedness that mature within one (1) year	$______
H.	Aggregate value of dividends paid on common stock of Borrower within the last twelve (12) months	$______
I.	Aggregate value of share repurchases made by Borrower within the last twelve (12) months	$______
J.	Line B.1 plus line B.5 plus line G plus line H plus line I	$______
K.	Fixed Charge Coverage (line F divided by line J)	______
Is line K equal to or greater than 1.50:1.00?

No, not in compliance	Yes, in compliance
II.  Adjusted Quick Ratio (Section 6.6(d))

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Required:      1.00:1.00
Actual:

A.	Aggregate value of unrestricted cash or Cash Equivalents of Borrower deposited with Bank or invested through Bank’s Affiliate	$______
B.	Aggregate value of cash or Cash Equivalents of Borrower deposited at other institutions or invested with maturities of fewer than 12 months where an Account Control Agreement is in place	$______
C.	Aggregate value of the net billed accounts receivable of Borrower	$______
D.	Quick Assets (the sum of lines A through C)	$______
E.	Aggregate value of all Equipment Advances, Second Equipment Advances and Outstanding Equipment Advances and any other Obligations to Bank that mature within one (1) year	$______
F.	Aggregate value of other liabilities of Borrower (including all Indebtedness) that matures within one (1) year and current portion of Subordinated Debt permitted by Bank to be paid by Borrower	$______
G.	Current Liabilities (the sum of lines E and F)	$______
H.	Aggregate value of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue that are classified as current liabilities according to GAAP	$______
I.	Line G minus Line H	$______
J.	Adjusted Quick Ratio (line D divided by line I)	______
Is line J equal to or greater than 1.00:1.00?

No, not in compliance	Yes, in compliance

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EXHIBIT D
FORM OF NOTICE OF BORROWING
OMNITURE, INC.
Date: ______________

To:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054 Attention: Corporate Services Department

Re:	Third Amended and Restated Loan and Security Agreement dated as of August ___, 2007 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Omniture, Inc. (“Borrower”), and Silicon Valley Bank (the “Bank”)
Ladies and Gentlemen:
     The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of an Advance or pursuant to Section 3.5(a) of the Loan Agreement, of the borrowing of a Second Equipment Advance.
     1. The Funding Date, which shall be a Business Day, of the requested borrowing is                     .
     2. The aggregate amount of the requested borrowing is $                    .
     3. (a) The requested Advance shall consist of $                    of Prime Rate Advances and $                      of LIBOR Advances.
         (b) The requested Second Equipment Advance shall consist of (i) a Prime Rate Second Equipment Advance in the sum of $                     , (ii) a Fixed Rate Second Equipment Advance in the sum of $                     , or (iii) a LIBOR Second Equipment Advance in the sum of $                     , and any excess amount of the requested borrowing shall be a Prime Rate Second Equipment Advance. Only one of the options may be selected for any requested Second Equipment Advance, and if no option is selected, then the requested Second Equipment Advance shall be deemed to be a Prime Rate Second Equipment Advance.
     4. (a) The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be                      months. (1,2,3 or 6 months)
         (b) The duration of the Interest Period for the LIBOR Second Equipment Advances included in the requested Second Equipment Advance shall be ______ months. (3 or 6 months)
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:
     (a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
     (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance or Second Equipment Advance; and
     (c) any requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base plus $3,000,000 minus (ii) the amount of all outstanding Letters of Credit (including

1

drawn but unreimbursed Letters of Credit), minus (iii) the FX Reserve, and minus (iv) the aggregate outstanding Advances (including any amounts used for Cash Management Services).

Borrower	OMNITURE, INC.
By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
___%

2

EXHIBIT E
FORM OF NOTICE OF CONVERSION/CONTINUATION
OMNITURE, INC.
Date:

To:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054 Attention:

Re:	Third Amended and Restated Loan and Security Agreement dated as of August ___, 2007 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Omniture, Inc. (“Borrower”), and Silicon Valley Bank (the “Bank”)
Ladies and Gentlemen:
     The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.6 of the Loan Agreement, of the [conversion] [continuation] of the Advances or Second Equipment Advances specified herein, that:
     1. The date of the [conversion] [continuation] is                    , 20___.
     2. (a) The aggregate amount of the proposed Advances to be converted is $                     or continued is $                    .
         (b) The aggregate amount of the proposed Second Equipment Advance to be converted is $                     or continued is $                    .
     3. (Check one below)
          ___ (a) The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.
          ___ (b) The LIBOR Second Equipment Advance is to be [converted into] [continued as] a [LIBOR] [Prime Rate] Second Equipment Advance.
          ___ (c) The Prime Rate Second Equipment Advance (which originated as a LIBOR Second Equipment Advance) is to be converted into a LIBOR Second Equipment Advance.
     4. (a) The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be                      months. (1,2,3 or 6 months)
         (b) The duration of the Interest Period for the LIBOR Second Equipment Advances included in the [conversion] [continuation] shall be                      months. (3 or 6 months)
     The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:
     (a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; and

     (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

Borrower	OMNITURE, INC.
By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
___%